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                                   EXHIBIT 11

                      ARAMARK CORPORATION AND SUBSIDIARIES
               COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (1)
                                   (Unaudited)
                      (In Thousands, except per share data)


                                                                   Three Months Ended               Nine Months Ended
                                                            ---------------------------      --------------------------
                                                               June 27,      June 28,         June 27,         June 28,
                                                                 1997          1996             1997             1996
                                                              -----------   -----------      ------------       ------
Earnings:


Net Income                                                  $ 30,134         $ 28,636          $145,741         $ 67,335

Preferred stock dividends                                       --               (236)             --               (731)
                                                            --------         --------          --------         --------


Earnings applicable to common stock                         $ 30,134         $ 28,400          $145,741         $ 66,604
                                                            ========         ========          ========         ========


Shares:

Weighted average number of common
  shares outstanding (2)                                      41,666           43,909            42,237           44,624

Impact of potential exercise opportunities
  under the ARAMARK Ownership Program                          2,131            2,469             2,496            2,678
                                                            --------         --------          --------         --------

Total common and common equivalent shares                     43,797           46,378            44,733           47,302
                                                            ========         ========          ========         ========

Fully diluted earnings per common and
  common equivalent share                                   $    .69         $    .61          $   3.26         $   1.41
                                                            ========         ========          ========         ========
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(1)  Primary and fully diluted earnings per share are approximately the same.

(2)  Includes Class B plus Class A Common Shares stated on a Class B Common
     Share Equivalent Basis.